Exhibit 99.1

Semler Reports Second Quarter and First Half of 2021 Financial Results

2021 Q2 HIGHLIGHTS compared to the corresponding period of 2020:

●	Revenues were $14.3 million, an increase of 125% compared to $6.4 million
●	Pre-tax net income of $6.5 million, an increase of $5.5 million, or 554%, compared to $1.0 million
●	Net income was $6.7 million, or $1.00 per basic share and $0.83 per diluted share, compared to $1.1 million, or $0.16 per basic share and $0.13 per diluted share
●	Cash at June 30, 2021 increased to $28.5 million from $13.7 million

Santa Clara, CA – August 2, 2021 – Semler Scientific, Inc. (OTCQB: SMLR), a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers, today reported financial results for the three and six months ended June 30, 2021.

"Increased orders for QuantaFlo® from current and new customers led to record results again during the second quarter," said Doug Murphy-Chutorian, M.D., chief executive officer of Semler Scientific. “Our main focus is on the expansion of QuantaFlo® for peripheral arterial disease (PAD) testing, as we attempt to evolve into a multi-product company offering enterprise solutions that service an enlarging client base.”

FINANCIAL RESULTS

For the quarter ended June 30, 2021, compared to the corresponding period of 2020, Semler Scientific reported:

●	Revenues of $14.3 million, an increase of $7.9 million, or 125%, compared to $6.4 million
●	Cost of revenues of $1.0 million, an increase of $0.3 million, or 42%, compared to $0.7 million. As a percentage of revenues, cost of revenues was 7%, compared to 11%
●	Total operating expenses, which includes cost of revenues, of $7.8 million, an increase of $2.4 million, or 45%, compared to $5.4 million
●	Pre-tax net income of $6.5 million, an increase of $5.5 million, or 554%, compared to $1.0 million
●	Net income of $6.7 million, or $1.00 per basic share and $0.83 per diluted share, an increase of $5.6 million, or 522%, compared to $1.1 million, or $0.16 per basic share and $0.13 per diluted share. As a percentage of revenues, net income was 47% compared to 17%

For the six months ended June 30, 2021, compared to the corresponding period of 2020, Semler Scientific reported:

●	Revenues of $27.5 million, an increase of $11.7 million, or 74%, compared to $15.8 million
●	Cost of revenues of $2.6 million, an increase of $1.0 million, or 66%, compared to $1.6 million. As a percentage of revenues, cost of revenues was 9%, compared to 10%
●	Total operating expenses, which includes cost of revenues, of $15.0 million, an increase of $3.6 million, or 32%, compared to $11.4 million
●	Pre-tax net income of $12.5 million, an increase of $8.1 million, or 181%, compared to $4.4 million
●	Net income of $11.6 million, or $1.72 per basic share and $1.42 per diluted share, an increase of $7.8 million, or 209%, compared to $3.7 million, or $0.57 per basic share and $0.47 per diluted share. As a percentage of revenues, net income was 42% compared to 24%

Semler Scientific had cash of $28.5 million as of June 30, 2021 compared to $22.1 million as of December 31, 2020.

SECOND QUARTER 2021 MAJOR ACCOMPLISHMENTS AND OTHER DETAILS

Among the achievements during the second quarter of 2021 were:

1.	Highest quarterly revenues since inception.
2.	Consecutive quarterly profitability since the fourth quarter of 2017.
3.	Cash position increased to $28.5 million.

In the second quarter of 2021 compared to the corresponding period of 2020, fixed fee license revenues were approximately $7.6 million, an increase of $1.7 million, or 28% compared to $6.0 million; variable fee license revenues were approximately $6.5 million, an increase of $6.2 million compared to $0.3 million; and other product sales were approximately $0.2 million, an increase of $0.1 million, or 46% compared to $0.1 million. In the second quarter of 2020, Semler Scientific experienced decreased test volumes due to COVID-19 related “social distancing” and other executive orders mandating “shelter-in-place” or similar restrictions, which limited patient visits. As such restrictions have been lifted around the country and non-emergency medical services resumed in late 2020, Semler Scientific’s business has returned to and even exceeded pre-COVID-19 levels.

Semler Scientific’s two largest customers comprised 38% and 33% of quarterly revenues.

In 2021, Semler Scientific expects continued profitability and generation of cash from operating activities, as well as increased spending to support anticipated growth in its business. It is Semler Scientific’s intent to grow annual revenues at a faster rate than annual expenses and to remain profitable.

OTHER NOTABLE EVENTS

As previously reported in April 2021, Semler Scientific entered into an agreement with a private company to exclusively market and distribute a new product line in the United States, including Puerto Rico, except for selected accounts. Under this distribution agreement, Semler Scientific agreed to purchase $2.0 million worth of product licenses. In 2020, Semler Scientific had made a investment in this private company.

Also, as previously reported in April 2021, Semler Scientific exercised its option to “put” shares of one of its private company investments back to the sellers in exchange for the shares of Semler Scientific common stock originally issued to the sellers. Following this transfer, Semler Scientific holds only the shares of preferred stock acquired in December 2020.

Notice of Conference Call

Semler Scientific will host a conference call today at 4:30 p.m. ET. The call will address results of the second quarter and first half of 2021 as well as provide a business update on Semler Scientific’s market outlook and strategies for the near-term future.

Participants are encouraged to pre-register for the conference call using the following link: https://dpregister.com/sreg/10158825/eb5d672fd4. Callers who pre-register will be given a conference passcode and unique PIN to gain immediate access to the call and bypass the live operator. Participants may pre-register at any time, including up to and after the call start time. Those without internet access or who are unable to pre-register may dial in by calling:

Domestic callers: (866) 777-2509

International callers: (412) 317-5413

Please specify to the operator that you would like to join the "Semler Scientific Call." The conference call will be archived on Semler Scientific’s website at www.semlerscientific.com.

Semler Scientific, Inc.

Statements of Income

Unaudited

(In thousands of U.S. Dollars, except for share and per share data)

	For the three months ended June 30,		For the six months ended June 30,
	2021	2020	2021	2020
Revenues	$14,311	$6,373	$27,494	$15,803
Operating expenses:
Cost of revenues	996	700	2,575	1,550
Engineering and product development	947	762	1,640	1,605
Sales and marketing	3,622	2,473	6,439	5,168
General and administrative	2,282	1,478	4,358	3,069
Total operating expenses	7,847	5,413	15,012	11,392
Income from operations	6,464	960	12,482	4,411
Interest income	3	1	6	3
Other income	6	29	5	26
Other income	9	30	11	29
Pre-tax net income	6,473	990	12,493	4,440
Income tax (benefit) provision	(215)	(85)	928	692
Net income	$6,688	$1,075	$11,565	$3,748
Net income per share, basic	$1.00	$0.16	$1.72	$0.57
Weighted average number of shares used in computing basic income per share	6,702,258	6,548,215	6,706,678	6,540,755
Net income per share, diluted	$0.83	$0.13	$1.42	$0.47
Weighted average number of shares used in computing diluted income per share	8,092,459	8,035,048	8,130,971	8,050,394

Semler Scientific, Inc.

Condensed Balance Sheets

(In thousands of U.S. Dollars)

	At June 30,	At December 31,
	2021	2020
	Unaudited

Cash	$28,511	$22,079
Other current assets	12,222	4,524
Noncurrent assets	5,256	8,036
Total assets	45,989	34,639

Current liabilities	5,895	4,514
Noncurrent liabilities	286	332
Stockholders’ equity	39,808	29,793

Total liabilities and stockholders' equity	$45,989	$34,639

About Semler Scientific, Inc.:

Semler Scientific, Inc. is a company that provides technology solutions to improve the clinical effectiveness and efficiency of healthcare providers. Semler Scientific’s mission is to develop, manufacture and market innovative proprietary products and services that assist its customers in evaluating and treating chronic diseases. Semler Scientific commercially launched its first patented and U.S. Food and Drug Administration, or FDA, cleared product in 2011, and received FDA 510(k) clearance for QuantaFlo®, the next generation version of this product, in 2015. QuantaFlo® is a rapid point-of-care test that measures arterial blood flow in the extremities to aid in the diagnosis of peripheral arterial disease. QuantaFlo® is used by Semler Scientific’s customers to more comprehensively evaluate their patients for risk of heart attacks and strokes. Semler Scientific believes it is positioned to provide valuable information to its insurance company and physician customers, which in turn permits them to better guide patient care. Additional information about Semler Scientific can be found at semlerscientific.com.

Forward-Looking Statements

This press release contains “forward-looking” statements. Such statements can be identified by, among other things, the use of forward-looking language such as the words “may,” “will,” “intend,” “expect,” “anticipate,” “estimate,” “project,” “would,” “could” or words with similar meaning or the negatives of these terms or by the discussion of strategy or intentions. The forward-looking statements in this release include statements regarding the ability to evolve into a multi-product company, Semler Scientific’s client base, continued profitability and cash generation from operations, the relative rate of revenue and expenses growth and ability to remain profitable, as well as increased spending. Such forward-looking statements are subject to a number of risks and uncertainties that could cause Semler Scientific’s actual results to differ materially from those discussed here, such as whether or not insurance plans and other customers will continue to license its cardiovascular testing products, whether or not it will be able to successfully expand its product offering, and its ability to continue to control expenses and preserve cash, as well as uncertainty created by COVID-19, along with those risk factors detailed in Semler Scientific’s SEC filings. These forward-looking statements involve assumptions, estimates, and uncertainties that reflect current internal projections, expectations or beliefs. There can be no assurance that such statements will prove to be accurate, and actual results and future events could differ materially from those anticipated in such statements. All forward-looking statements contained in this press release are qualified in their entirety by these cautionary statements and the risk factors described above. Furthermore, all such statements are made as of the date of this release and Semler Scientific assumes no obligation to update or revise these statements unless otherwise required by law.

INVESTOR CONTACT:

Susan A. Noonan

S.A. Noonan Communications

susan@sanoonan.com

212 966 3650

SOURCE: Semler Scientific, Inc.

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